EXHIBIT 7

                         ACTUARIAL OPINION AND CONSENT

                  GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
                             8515 East Orchard Road
                           Englewood, Colorado 80111



June 22, 1999

Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Englewood, Colorado 80111

Re:      COLI VUL-2 Series Account of
         Great-West Life & Annuity Insurance Company
         Pre-Effective Amendment No. 1
         to the Registration Statement on Form S-6
         File No. 333-70963
         -------------------------------------------

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 (file no.
333-70963)(the "Registration Statement") which covers premiums expected to be received under flexible premium variable universal life insurance policies (the "Policies") to be offered by Great-West Life & Annuity Insurance Company (the "Company"). The prospectus included in the Registration Statement describes the Policy, which will be offered by the Company in each State where it has been approved by appropriate State insurance authorities. I am familiar with the Policy form and the Registration Statement and Exhibits thereto.

In my capacity as Vice President of the Company, I have provided actuarial advice concerning:

The preparation of the Registration Statement to be filed by the Company and its COLI VUL-2 Series Account with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the Policy; and

The preparation of the Policy forms for the Policy described in the Registration Statement.

It is my professional opinion that:

1. The hypothetical illustrations of death benefits, account value, cash surrender value and total premiums paid plus interest at 5 percent shown in the prospectus, based on the assumptions stated in the illustration are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premium and benefits, as shown in the illustrations included, appear to be correspondingly more favorable to prospective buyers than other illustrations which could have been provided at other combinations of ages, sex of the insured, death benefit option and amount, definition of life insurance test, premium class, and premium amounts. Insured of other premium classes may have higher costs of insurance charges.

2. All other numerical examples shown in the prospectus are consistent with the Policy and our practices, and have not been designed to appear more favorable to prospective buyers than other examples which could have been provided.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the use of my name under the heading "Experts" in the prospectus.

Sincerely,


/s/Ron Laeyendecker
---------------------------------
Ron Laeyendecker, F.S.A., M.A.A.A.
Vice President
Life Insurance Markets